Exhibit 14.1

Advent Software, Inc.

Code of Business Ethics and Conduct

Advent Employee:

At Advent, we are committed to conducting business with the highest degree of honesty and ethical behavior.  Our success and reputation for integrity and excellence depends upon every Advent officer, employee, director, agent and contractor fulfilling their roles with integrity and professionalism.

Advent’s Code of Business Ethics and Conduct is an overview of our fundamental business values and not an exhaustive account of the current standards that underlie our business ethics and professional integrity.  All Advent officers, employees and directors are required to be familiar with Advent’s Code of Business Ethics and Conduct, any specific policies that apply to individual areas of responsibility and Advent’s Employee Handbook and to adopt these values in their work every day.

If you are not perfectly clear on the policies and procedures contained in Advent’s Code of Business Ethics and Conduct, Advent’s Employee Handbook or specific department policies and procedures, please direct your questions to your supervisor/manager or the Human Resources Department.

If you are aware of any conduct that you in good faith believe to be a violation of these policies, it is your responsibility to promptly communicate the information to your supervisor/manager, the Vice President of Human Resources or the Chief Financial Officer.  If you have concerns regarding the accounting, internal accounting controls or auditing matters of Advent, you may report your concern by calling 1-800-499-0570 or by filing a report through the Internet at www.ethicspoint.com.  Reports can be submitted anonymously and will be addressed by the Company’s External Legal Counsel and the Audit Committee.  All information obtained through this process will be handled confidentially and will be presented only to individuals with a need to know.

Stephanie DiMarco

Chief Executive Officer

Table of Contents

1.	Equal Employment Opportunity	4
2.	General Standards of Conduct	4
3.	Honest and Ethical Behavior	4
4.	Compliance with Laws, Rules and Policies	4
5.	Drug and Alcohol Use	5
6.	Unlawful Harassment	5
7.	Computer and E-mail Usage	5
8.	Software	5
9.	Internet Usage	6
10.	Copyright Violation	6
11.	Advent Corporate Assets	6
12.	Maintaining and Managing Records	7
13.	Records on Legal Hold	7
14.	Accounting Practices	8
15.	Prohibition of Inducements	9
16.	Political Contributions	9
17.	Sales Representatives, Agents and Consultants	9
18.	Suppliers	9
19.	Foreign Corrupt Practices Act	10
20.	Export Controls	10
21.	Non-Disclosure of Advent Confidential Information	10
22.	Handling the Confidential Information of Others	11
23.	Competitive Information	12
24.	Appropriate Nondisclosure Agreements to Third Party Transactions
25.	Requests by Regulatory Authorities	12
26.	Insider Trading	12
27.	Advent Spokespeople	13
28.	Conflicts of Interest	13
29.	Outside Employment	14

30.

Business Interests

14

31.

Outside Directorships

14

32.

Related Parties

14

33.	Corporate Opportunities	15
34.	Company Policies and Procedures	15
35.	Reporting Possible Violations of Policy	15
36.	Disciplinary Action	16
37.	Waivers and Amendments	16

The successful business operation and reputation of Advent is built upon the principles of fair dealing and ethical conduct of our officers, employees and directors.  Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity.

Advent will comply with all applicable laws and regulations and expects its officers, employees and directors to conduct business in accordance with the letter, spirit, and intent of all relevant laws and to refrain from any illegal, dishonest, or unethical conduct.

In general, the use of good judgment, based on high ethical principles, will help guide employees with respect to lines of acceptable conduct.  If a situation arises where it is difficult to determine the proper course of action, the matter should be discussed openly with the employee’s immediate supervisor/manager, organization executive or with the Human Resources Department for advice and consultation.

Compliance with this policy of business ethics and conduct is the responsibility of every Advent director, officer and employee.  Because some of the principles described in this Code of Business Ethics and Conduct policy are general in nature, you should review all applicable Advent policies and procedures located at our intranet site, the Gate, for specific instructions, and contact your supervisor/manager, the Vice President of Human Resources or Chief Financial Officer if you have any questions.

Violation of any of the principles in this Code of Business Ethics and Conduct or Employment Policies may result in termination of employment and potentially penalties, including fines and imprisonment.

As an Advent employee, you will be required to acknowledge that you have received, read, understand and agree to comply with the Advent Code of Business Ethics and Conduct on an annual basis, typically via email.  New employees will be requested to sign the acknowledgment form at the end of this Code of Business Ethics and Conduct upon joining Advent.  Your acknowledgment will be retained in your personnel file.

1.              Equal Employment Opportunity

In order to provide equal employment and advancement opportunities to all individuals, employment decisions at Advent will be based on Advent’s judgment of merit, qualifications, and abilities.  Employment decisions will not be based on any illegal non-job related factor.  Accordingly, Advent does not discriminate in employment opportunities or practices on the basis of race, color, religion, sex, national origin, age, sexual orientation, disability, or any other characteristic protected by law.

2.              General Standards of Conduct

To provide the best possible work environment and ensure orderly operations, Advent expects employees to follow rules of conduct that will protect the interests and safety of all employees and the organization.  You should review the policies and procedures outlined in Section 401 “Employee Conduct and Workplace Rules” of Advent’s Employee Handbook for more detailed information.

3.              Honest and Ethical Behavior

Advent expects all officers, directors, employees, agents and contractors to act honestly and ethically and to exercise good judgment to uphold our standards of business conduct.  We consider honest conduct to be conduct that is free from fraud or deception and is characterized by integrity.  We consider ethical conduct to be conduct conforming to accepted professional standards of conduct.  These standards apply while working on our premises, at offsite locations where our business is being conducted, at Advent-sponsored business and social events, and at any other place where you are acting as a representative of Advent.

4.              Compliance with Laws, Rules and Policies

All Advent directors, officers and employees must comply with all applicable governmental laws, rules and regulations, as well as applicable Advent policies and procedures.  Part of this responsibility is to acquire appropriate knowledge of the legal requirements relating to your duties sufficient to enable you to recognize potential problems and to seek advice from legal counsel where appropriate.  Violations of applicable governmental laws, rules and regulations may subject you to individual criminal or civil liability, as well as to discipline by Advent.  Such individual violations may also subject Advent to civil or criminal liability or the loss of business.

5.              Drug and Alcohol Use

To promote a safe and efficient working environment for all employees, Advent maintains a drug-free workplace.  This means that employees are expected not to be under the influence of illegal drugs or to be intoxicated while engaging in Advent business.  You should review the policies and procedures outlined in Section 403 “Drug and Alcohol Use” of Advent’s Employee Handbook for more detailed information.

6.              Unlawful Harassment

It is important for Advent to provide a professional and non-threatening work environment characterized by mutual respect.  Advent abides by a zero-tolerance policy against unlawful harassment in the workplace, including, harassment on the basis of race, color, religion, color, sex, national origin, age, sexual orientation, physical or mental disability, medical condition, marital status, and any other basis that is protected by local, state, and federal law.

7.              Computer and E-mail Usage

Computers, computer files, the e-mail system, and software furnished to employees are Advent property intended for business use.  Employees should not use another employee’s passwords, access a prohibited or private file, or retrieve any stored communication without appropriate authorization.  Advent strives to maintain a workplace free of harassment and is sensitive to the diversity of its employees.  Therefore, Advent prohibits the use of computers and its e-mail system in ways that are disruptive, offensive to others, harmful to morale, or unlawful, and specifically precludes using Company computers to access or download pornography.  Advent reserves the right to review email and internet usage to ensure compliance.

8.              Software

Advent purchases and licenses the use of various computer software for business purposes and does not own the copyright to this software or its related documentation.  Unless authorized by the software licensor, Advent does not have the right to reproduce such software for use on more than one computer.  Employees may only use software on local area networks or on multiple machines according to the terms of the software license agreement for such software.  Advent prohibits the illegal duplication or unauthorized use of software and its related documentation, whether for use in our offices or at an employee’s home.

9.              Internet Usage

Internet access to information resources on the World Wide Web is provided by Advent to assist employees in obtaining work-related data and technology.  The guidelines contained in Section 407 of Advent’s Employee Handbook have been established to help ensure responsible and productive Internet usage.  While Internet usage is intended for job-related activities, incidental and occasional brief personal use is permitted within reasonable limits.  Advent prohibits individuals from posting any information or opinions about the company on message boards, newsgroups, discussion groups or in chat rooms.  Advent reserves the right to review email and internet usage to ensure compliance.

10.       Copyright Violation

Advent subscribes to many publications to assist their employees in their jobs.  Generally, these publications, as well as some works published on the Internet, are protected under copyright law.  The unauthorized use of this material may constitute copyright infringement and is prohibited.  Do not copy or use all or any part of material from publications or the internal or external Internet sites without getting the copyright owner’s permission.  If you are unsure, please contact Advent’s Chief Counsel.

11.       Advent Corporate Assets

Every Advent employee is personally responsible for all corporate assets over which he or she exercises control.  You are responsible for safeguarding any Advent asset put into your care from loss, damage, misuse, or theft and to use them responsibly for Advent business purposes.  Advent assets include computer equipment, software, keys, security badges, handbooks, internal documents and other items belonging to Advent.  Assets may include intangibles, such as favorable pricing offered by a vendor to an individual that could otherwise be applied for Advent’s benefit.  If you are unsure, please contact Advent’s Chief Financial Officer.

Advent agents or contractors should not be allowed to exercise control over Advent funds unless specifically authorized to do so.  Advent funds must be used only for Advent business purposes.  Every Advent officer, employee, director, agent and contractor must take reasonable steps to ensure that Advent receives good value for Advent funds spent, and must maintain accurate and timely records of each and every expense.  Expense reports must be accurate and submitted in a timely manner.  Advent employees, agents and contractors must not use Advent funds for any personal purpose.

All Advent assets must be returned immediately if you leave Advent’s employment.

12.       Maintaining and Managing Records

Advent’s directors, officers, employees, agents and contractors must ensure that Advent’s records are retained, adequately protected and discarded at the appropriate time and in the appropriate manner in compliance with law and Advent procedures and policies. Records include, but are not limited to, all recorded information regardless of medium or characteristics, such as paper documents, compact discs, computer hard disks, network drives, email, floppy disks, microfiche, microfilm or any other media.

Advent is required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records.  Civil and criminal penalties for failure to comply with such requirements can be severe for individuals and Advent.

13.       Records on Legal Hold

A legal hold suspends all destruction procedures in order to preserve appropriate records under special circumstances, such as pending or imminent litigation or government investigations.  Advent’s External Legal Counsel or Advent’s Chief Counsel determines and identifies what types of Advent records are required to be placed under a legal hold and the disposal of all records pertaining to such investigation, litigation or other matter related to the legal hold should immediately cease.  Every Advent director, officer, employee, agent and contractor has an affirmative responsibility to comply with this policy.

If any director, officer, employee, agent or contractor becomes aware of any pending or imminent litigation or investigation involving Advent, they must promptly report such information to Advent’s Chief Financial Officer or Chief Counsel.  In addition, Advent’s Chief Financial Officer or Chief Counsel will notify you if a legal hold is placed on records for which you are responsible.  You are required to preserve and protect all records in accordance with these instructions, applicable law and Advent policies and procedures.  RECORDS OR SUPPORTING DOCUMENTS THAT ARE POTENTIALLY RELEVANT TO SUCH LITIGATION, INVESTIGATION OR LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES.  A legal hold remains effective until it is officially released in writing by Advent’s Chief Financial Officer or Chief Counsel.  If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with Advent’s Chief Financial Officer or Chief Counsel.

If you have any questions about this policy you should contact Advent’s Chief Financial Officer or Chief Counsel.

14.       Accounting Practices

Advent’s responsibilities to its stockholders and the investing public, as well as its obligations under the laws governing corporations, require that all transactions be fully and accurately recorded in Advent’s books and records in compliance with all applicable laws.  False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Advent policy and the law.  Additionally, all documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

Advent’s policy is to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications.  Advent has established disclosure controls and procedures that are designed to ensure that information we are required to disclose in certain reports that we file or submit to the SEC is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.  In addition, Advent has established internal accounting controls for financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with generally accepted accounting principles.

While these requirements are especially applicable to the members of the Finance Department, all employees are responsible for complying with Advent’s disclosure controls and procedures and internal controls for financial reporting.  If you have any questions concerning Advent’s disclosure controls and procedures and internal accounting controls, contact the Chief Financial Officer, Vice President of Finance or Vice President of Human Resources.

If you have concerns regarding the accounting, internal accounting controls or auditing matters of Advent, you may report your concern by calling 1-800-499-0570 or by filing a report through the Internet at www.ethicspoint.com. Reports can be submitted anonymously and will be addressed by the Company’s External Legal Counsel and Audit Committee. All information obtained through this process will be handled confidentially and will be presented only to individuals with a need to know.

15.       Prohibition of Inducements

No officer, employee, director, agent or contractor should receive any form of direct compensation, whether provided via money or in goods or services, as a result of their position at Advent, other than their agreed compensation for employment.

Under no circumstances may employees, agents or contractors accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud.  Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety or bias, do not violate this policy.

16.       Political Contributions

Advent’s funds or assets must not be used for, or be contributed to, political campaigns or political practices - under any circumstances anywhere in the world, without the prior written approval of Advent’s Chief Financial Officer and Board of Directors.

17.       Sales Representatives, Agents, and Consultants

Although the majority of the business of Advent is done through the Company’s own sales channel, we also use distributors and other third parties to sell our products, provide services and to act on Advent’s behalf.  This practice is most often necessary in countries outside the United States that are not sufficiently large to support a distribution model.  Our relationships with these third parties must always be proper, lawful, and documented, in fact and in appearance, wherever in the world they may occur.

18.       Suppliers

Advent’s policy is to purchase supplies based on need, quality, service, price, and terms and conditions.  Advent policy is to select significant suppliers through a competitive bid process.  No Advent employee will attempt to coerce suppliers in any way.  The performance of an Advent supplier should not be discussed with anyone outside of Advent without approval from the Chief Financial Officer and confidential information received from a supplier may be subject to contractual or other non-disclosure obligations.

19.       Foreign Corrupt Practices Act

Advent requires full compliance with the Foreign Corrupt Practices Act (FCPA) by all of its employees, agents, contractors, consultants, distributors, and resellers.  The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of: influencing any act or failure to act, in the official capacity of that foreign official or party; or inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

All Advent employees, agents and contractors whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance.  All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of Advent.  FCPA compliance includes retaining FCPA-related records in compliance with Advent’s document retention policies.

20.       Export Controls

Many countries maintain controls on the destinations to which products, including software, may be exported.  The United States government maintains some of the strictest export controls.  The U.S. regulations are complex and apply both to exports from the United States and to exports from other countries, when those products contain components or technology that originated in the United States.  Software created in the United States is subject to these regulations even if duplicated and packaged abroad.  In some circumstances, presenting technical data to foreign nationals in the United States may constitute a controlled export. The Legal Department can provide you with guidance on the embargoed countries, denied parties, and other export control issues.

21.       Non-Disclosure of Advent Confidential Information

Confidential information may take many forms.  An oral presentation about the Company’s product development plans may contain protected trade secrets.  A customer list or employee list may be a protected trade secret.  Demonstration of a version of new Advent software may contain information protected by trade secret and copyright laws.

The protection of our confidential business information and trade secrets is vital to the interests and the success of Advent.  As a condition of employment, all employees are required to sign and return an employment, confidentiality and assignment of inventions agreement with their signed offer letter prior to the start of their employment with Advent.  Employees who improperly use or disclose trade secrets or confidential information will be subject to disciplinary action, up to and including termination of employment and legal action, even if they do not actually benefit from the disclosed information.

To further Advent’s business, we may sometimes need to disclose our proprietary information to potential business partners.  However, such disclosure should never be made without carefully considering its potential benefits and risks.  If your supervisor/manager and other appropriate Advent management determine that disclosure of confidential information is necessary, you must then contact the Legal Department to ensure that an appropriate written nondisclosure agreement has been signed by all parties before any disclosure takes place.  Additionally, no financial information other than that required by statutory reporting requirements may be disclosed without the prior approval of the Chief Financial Officer.  Never accept a third party’s nondisclosure agreement without reviewing it with the Legal Department.

Confidential information is sometimes distributed to employees from members of the executive staff.  Advent employees are not authorized to share this information externally.  Posting these communications on the Internet or e-mailing them to outside parties is prohibited.  Only designated employees may refer to this information externally or speak with the press or financial analyst community regarding confidential matters.

22.       Handling the Confidential Information of Others

Advent has many kinds of business relationships with many companies and individuals.  Sometimes they will volunteer confidential information about their products or business plans to induce Advent to enter into a business relationship.  At other times, Advent may request that a third party provide confidential information to evaluate a potential business relationship with that party.  Whatever the situation, we must take special care to handle the confidential information of others responsibly, as it may be a trade secret or protected intellectual property.  You should accept only confidential information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal.  If more detailed or extensive confidential information is offered and it is not necessary for your immediate purposes, it should be refused and any confidential information of a third party that is no longer necessary should be promptly returned to such third party or destroyed.  A non-disclosure agreement or other agreement with such party may also set forth specific return or destruction obligations and confidential information received from a third part may be subject to contractual or other non-disclosure obligations.  If you have any question as to how to handle any matter related to confidential information of third parties, please contact the Legal Department.

23.       Competitive Information

Advent employees should not attempt to gain information about competitors by improper means.  Advent may employ former employees of competitors and others and recognizes and respects the obligations of those employees not to disclose or use confidential information of their former employers or other third parties.  It is also against Advent’s policy to communicate to any competitor any confidential Advent information relating to pricing, cost, credit terms, market allocation and other proprietary information without the approval of the Chief Financial Officer or the Legal Department.

24.       Requests by Regulatory Authorities

Advent and its employees, agents and contractors must cooperate with appropriate government inquiries and investigations.  In this context, however, it is important to protect the legal rights of Advent with respect to its confidential information.  All government requests for information, documents or investigative interviews must be referred to Advent’s External Legal Counsel or Chief Counsel; responses to requests for tax information should be directed to Advent’s Manager of Tax and Vice President of Finance, and all other responses to requests from government entities should be directed to Advent’s Chief Financial Officer or Vice President of Human Resources.  Additionally, no “material, non-public information” may be disclosed without the prior approval of the Chief Executive Officer or Chief Financial Officer.

25.       Insider Trading

Obligations under the U.S. securities laws apply to everyone.  In the normal course of business, you may come into possession of significant, sensitive information that has not been disclosed to Advent’s stockholders and the investing public.  This information is the property of Advent, and you have been entrusted with it.  You may not profit from this information by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf.

You are required to read the Insider Trading Compliance Program, paying particular attention to the specific policies and the potential criminal and civil liability and/or disciplinary action for insider trading violations, which may include termination of employment.  Any questions about buying or selling Advent stock should be directed to the Insider Trading Compliance Officer named in the Insider Trading Compliance Program.

26.       Advent Spokespeople

Specific policies have also been established regarding who may communicate information to the press and the financial analyst community.  All inquiries or calls from the investors or financial analysts are to be referred to the Chief Executive Officer, Chief Financial Officer or Senior Director, Investor Relations.  Advent has designated its Public Relations Department as official Advent spokespeople for marketing, technical and other such information.   Communication with the press on behalf of Advent should be coordinated through the Public Relations Department in advance.

27.       Conflicts of Interest

Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of Advent.  Employees must disclose to the Company’s Chief Financial Officer any material transaction or relationship that could be expected to give rise to a conflict of interest or the appearance of a conflict of interest and should not enter into any such transaction or relationship without the prior approval of the Company’s Chief Financial Officer.  Directors and executive officers are required to obtain the prior approval of the Board of Directors, or the appropriate committee of the Board, prior to entering into any such transaction or relationship.

Employees have an obligation to conduct business within guidelines that prohibit actual or potential conflicts of interest.  This policy establishes only the framework within which Advent wishes its business to operate.  The purpose of the guidelines contained in Section 107 of Advent’s Employee Handbook is to provide general direction so employees can seek further clarification on issues related to the subject of acceptable standards of operation.

28.       Outside Employment

Employees should consider their ability to meet the standards of their positions at Advent when reviewing alternative employment situations.   Employees should not engage in any business outside Advent if it interferes with your performance or responsibilities to Advent.  Outside employment that constitutes a conflict of interest is prohibited.  Employees may not receive any income or material gained from third parties for materials produced or services rendered while performing their jobs as Advent employees.

29.       Business Interests

Before investing in the business interests of customers, suppliers, developers, or competitors, you must first ensure that these investments do not compromise your responsibilities to Advent.  Many factors should be considered in determining whether a conflict situation exists, including the size and nature of the investment; your ability to influence Advent decisions; your access to the confidential information of Advent or of the other company; and the nature of the relationship between Advent and the other business.  Typically, investments of less than two percent of the total outstanding shares in companies listed on a national or international securities exchange, or quoted daily by Nasdaq or any other board, do not create a conflict.

30.       Outside Directorships

It is a conflict of interest for employees to serve as a director of a company in competition with Advent.  Although you may serve as a director of an Advent supplier, customer, developer, or other business partners, our policy requires that you first obtain approval from Advent’s Chief Executive Officer or Chief Financial Officer before accepting a directorship, and any remuneration you receive should be of an amount equal to your responsibilities.  Such approval may be conditioned upon the completion of specified actions.

Directors and officers of Advent should obtain the prior approval of the Corporate Governance and Nominating Committee before accepting any outside board position, including non-profit organizations or charities, if they are existing customers of Advent or of its subsidiaries.

31.       Related Parties

As a general rule, you should avoid conducting Advent business with a relative or significant other or with a business in which a relative or significant other is associated in any significant role.  Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws.  Significant others include persons living in a spousal (including same sex) or familial fashion with an individual.

If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to Advent’s Chief Financial Officer or Vice President of Finance.  All related party transactions of a value greater then $25,000 must be reviewed and approved in writing in advance by Advent’s Audit Committee.  The most significant related party transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by Advent’s Board of Directors.  Advent must report all such material related party transactions under applicable accounting rules or SEC rules or regulations.  Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the related business.

32.       Corporate Opportunities

Advent requires that employees, agents and contractors not take for themselves personally opportunities that are discovered through the use of Advent property, information or position without the consent of Advent.  If you have any questions as to whether Advent has an interest in any given business opportunity, you should consult with Advent’s Chief Financial Officer.  Officers and directors have an obligation not to take for themselves any business opportunity or benefit that Advent may have an interest in pursuing.   No employee, officer, director, agent or contractor may use Advent property, information, or position for improper personal gain.   Employees, officers, directors, agents and contractors owe a duty to Advent to advance its legitimate interests when the opportunity to do so arises.

33.       Company’s Policies and Procedures

It is the individual’s responsibility to have a clear understanding of, and comply with, Advent’s policies and procedures.  Advent’s Code of Business Ethics and Conduct, Employee Handbook and other Company policies and procedures can be found on Advent Gate.  Please refer to the Human Resources, Finance and other departmental sites.

34.       Reporting Possible Violations of Policy

Advent employees who are aware of conduct that is inconsistent with the law, Advent’s Code of Business Ethics and Conduct or other Company policies and procedures are obligated to promptly report it to both:

•                  His or her supervisor (unless the supervisor is the person responsible for the conduct), and

•                  The Chief Financial Officer or Vice President of Human Resources.

If you have concerns regarding the accounting, internal accounting controls or auditing matters of Advent, you may report your concern by calling 1-800-499-0570 or by filing a report through the Internet at www.ethicspoint.com.  Reports can be submitted anonymously and will be addressed by the Company’s External Legal Counsel and the Audit Committee.  All information obtained through this process will be handled confidentially and will be presented only to individuals with a need to know.

35.       Disciplinary Action

Advent’s officers, employees, directors, agents, contractors and consultants are expected to adhere to the matters and policies covered in Advent’s Code of Business Ethics and Conduct.   Violations of the law, this Code of Business Ethics and Conduct or any of the other policies of Advent may result in disciplinary action up to and including termination of employment or contractual relationship.  If a law has been violated, Advent will cooperate fully with the appropriate authorities.  If Advent has suffered a loss, Advent may pursue remedies against any responsible parties.

36.       Waivers and Amendments

Any waiver of any provision of this Code for an executive officer or a member of our Board of Directors must be approved in writing by our Board of Directors and promptly disclosed pursuant to applicable laws and regulations.  Any waiver of this Code with respect to any other employee, agent or contractor must be approved in writing by our Chief Financial Officer.

We are committed to continuously reviewing and updating our policies and procedures.  Therefore, this Code of Business Ethics and Conduct is subject to modification.  Any amendment of this Code of Business Ethics and Conduct must be approved by our Board of Directors and promptly disclosed in accordance with applicable law.